Exhibit 99.1

GLOBAL GOLD AND CONSOLIDATED RESOURCES RELEASE INDEPENDENT TECHNICAL REPORT
CONFORMING TO NI 43-101 STANDARDS FOR TOUKHMANUK AND GETIK PROPERTIES IN ARMENIA
-2.6 MILLION OUNCE BULK OPEN PIT GOLD-SILVER RESOURCE WITH 1.8 M. OZ. IN MEASURED AND INDICATED CATEGORIES AT TOUHKMANUK
-RECENT DISCOVERIES OF NEW VEIN AND STOCKWORK AREAS AND RESULTS OF 2011 DRILLING PROGRAM EXPECTED TO ADD SIGNIFICANTLY
TO RESOURCE SIZE AND SCALE OF LONG TERM MINE PLAN

RYE, NY--(Globe Newswire – October 17, 2011) - Global Gold Corporation (OTCQB: GBGD) and privately held Consolidated Resources Armenia are pleased to announce that an updated NI-43-101 format independent technical report prepared by  Behre Dolbear International Limited has been completed for the Toukhmanuk and Getik properties in Armenia.  At Toukhmanuk, a 2.6 million ounce gold and 17.8 million ounce silver resource at average grades of 2.1 g/t and 14.1 g/t, respectively, using a 0.6 g/t cut-off is reported for the already operating bulk open pit mine.  Following a rigorous five month review of drill core, assay and geological data by Behre Dolbear and Gemcom and the creation of a new Surpac resource block model, the comprehensive report was completed and delivered in connection with the advancement of the Global Gold Consolidated Resources joint venture announced in April 2011.  A full copy of the report is available on the Global Gold website: www.globalgoldcorp.com.  Before relying on any reserve or resource reporting, however, investors should read the “Cautionary Note” and “Forward-Looking Statements” terms included at the end of this release.

For the first time, the report also discloses that in 2011, Global Gold has “uncovered significant unanticipated gold-silver vein zones in a region where the known vein-sets splay and diverge.”  The new discoveries are vein and stockworks which parallel Global’s 2008 discoveries at Toukhmanuk.  Those discoveries in 2008 significantly changed the outlook at Toukhmanuk from a narrow vein potential underground mining deposit to a vein and stockwork open pittable deposit with vein zones ranging from 5 to 25 meters wide.  The 2011 discoveries have revealed four new vein zones outside of the existing drilling grid and also ranging from 5 to 25 meters wide in the central section.  These vein zones, which require further exploration, have already produced ore averaging slightly more than 2 grams per tonne that is being processed at the plant on site.

In addition this year, Global Gold has concluded 4,000 meters of diamond drilling in both the central section and in other parts of the license area.  As of today, Global Gold has completed approximately 24,064 meters of diamond drilling at Toukhmanuk (beyond the Soviet era levels of exploration) primarily covering the 2.2km2 central section of the deposit and selected target areas along and outside of the corridor in the broader 53.76 km2 deposit.

Based on exploration and mining work done prior to 2011, the Behre Dolbear report states:

Global Gold has delineated Measured, Indicated and Inferred Mineral Resources, totaling 39.23 Mt at a grade of 2.1 g/t Au and 14.1 g/t Ag in approximately 20% of the 2.2 km2 Central Area of the 53.76 km2 Toukhmanuk deposit. Global Gold used a cut-off of 0.6 g/t Au and applied a rock density of 2.6 as follows:

Resource category	Tonnage: Mt	Gold: g/t	Silver: g/t	Contained Gold: Moz	Contained Silver: Moz
Measured	6.043	3.10	23.83	0.602	4.630
Indicated	18.767	1.99	13.09	1.200	7.907
Measured and Indicated	24.810	2.26	15.71	1.802	12.537
Inferred	14.418	1.73	11.26	0.804	5.233
Total	39.228	2.07	14.07	2.606	17.769

Estimated Measured and Indicated (M&I) resources total 24.81 Mt at 2.26 g/t Au and 15.71 g/t Ag for 1.8 Moz of gold and 12.5 Moz of silver. Inferred resources total 14.42 Mt at 1.73 g/t Au and 11.26 g/t Ag for 0.8 Moz of gold and 5.2 Moz of silver. The resource remains largely unexplored and is open along strike and at depth.

Further updates are anticipated in the next 6 months and on a continuing basis, as results are received from the new discoveries, the recently concluded 4,000 meter diamond drilling program, and further analyses from prior exploration work.

Stripping and mining activity at the deposit has steadily increased from summer to fall this year, with two stages of stripping completed in accordance with the open pit mine plan and mining of ore reaching 1,100 tons per day, adding to an existing ore stockpile that now exceeds 30,000 tons for milling during the winter.  Mining is taking place pursuant to Global Gold’s mining license and previously reported reserve determinations by the Armenian Government. On October 27 and November 18, 2009, the Company announced the approval of reserves for Toukhmanuk by the Republic of Armenia’s State Natural Resources Agency, available at www.globalgoldcorp.com.

The report also includes information on the previously announced initial plant expansion which is progressing well. Two new mills are installed and in testing, along with further near-term improvements to boost plant capacity and recoveries.  Two concentrate shipments of 60 tons each are proceeding to offtaker Industrial Minerals in October and further shipments will follow as milling ramps up throughout the winter.  The report notes that the plant “has been established without recourse to cyanide reagents, which ensures that the plant meets stringent waste and tailings quality benchmarks and is reputed to be the leading Armenian company in pursuit of sustainable mining and processing practices.”

The report also reviews exploration at the 27 km2 Getik property, where exploration activity commenced in the 1920s, noting that Global Gold has done geological mapping, ground geophysical surveys, trenching and a small amount of diamond drilling.  The report notes that there is potential for an open pittable deposit, but further exploration is necessary and underway.

The “Qualified Person” responsible for the independent technical report is Christopher J.V. Wheatley, Ph.D., DIC, BSc, MIMMM, SME of Behre Dolbear.

“We recognize that the publication of this independent technical report along with the intensive process involved in its production is extremely beneficial to our company, our shareholders, and our partner Consolidated Resources. This was a team effort, and I particularly want to thank Joe Borkowski and Jeff Marvin as well as our stalwart and reliable Armenia staff and the consultants for their work” said Global Gold Chairman and Chief Executive Van Krikorian. “Along with our significant new discoveries at Toukhmanuk, completion of the updated technical report, and creation of a new Surpac resource block model, we are now planning more robust long term mine plans above the previously planned 1.5 million tonne per year operation to account for more sizeable resources than we had expected.  In the interim, we will maintain our current approved production plan and continue to benefit from the practical information advantage and experience stemming from the results of existing mining and processing activities.”

Jeffrey Marvin of Consolidated Resources Armenia said “We are pleased to have this report published as it has given confirmation and recognition of Toukhmanuk as being well-suited for bulk open pit mining. Our understanding of the potential size of this extraordinary gold-silver resource has also increased through the rigorous review and the successful implementation of our strategic plan to achieve several targets involving resource confirmation, plant expansion, and mining activities."

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Cautionary Note to U.S. Investors -- All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits or pursuant to other foreign, international, and non-United States standards.

United States reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, other foreign, international, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves."

Founded in 1911, Behre Dolbear, http://www.dolbear.com is one of the oldest, continually operating minerals industry consulting firms in the world.   Gemcom, http://www.gemcomsoftware.com, has become the largest global supplier of mining software solutions and provides both technology and mining consulting services.

Consolidated Resources, headquartered in Singapore, with one of its subsidiary companies, Consolidated Resources Armenia, in the Cayman Islands, is a worldwide resources company that owns strategic or controlling stakes in publicly listed and privately held resource companies having properties in Mozambique, Zambia, South Africa, and Australia.  Rasia, a Dubai-based principal advisory and structured investment firm, led the investment transaction.

Global Gold Corporation www.globalgoldcorp.com is an international gold exploration, development, and mining company headquartered in the United States and has been active primarily in gold and silver mining in Armenia since 1995 and in Chile since 2003.  The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:
Drury J. Gallagher
Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860
ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation